Exhibit 21.1
SUBSIDIARIES OF NEXTRACKER INC.

Subsidiary Name	Jurisdiction
Nextracker Australia Pty Ltd	Australia
Nextracker Solar Pty Ltd (subsidiary of Nextracker Australia)	Australia
Nextracker Brasil Ltda.	Brazil
Nextracker Canada Inc.	Canada
Nextracker Solar (Shanghai) Co., Ltd	China
Nextracker India Private Limited	India
Nextracker Italia S.r.l.	Italy
Nextracker Mexico, S. de R.L. de C.V.	Mexico
Nextracker Saudi Energy LLC	Saudi Arabia
Nextracker KSA Renewables	Saudi Arabia
Nextracker Spain, S.L.	Spain
Nextracker Switzerland GmbH	Switzerland
Nextracker International Holdings LLC	Delaware, United States
Nextracker International Holdings II LLC	Delaware, United States
Nextracker LLC	Delaware, United States
Nextracker Acquisition Corp.	Delaware, United States
Ojjo, Inc.	Delaware, United States
Spinex Systems, Inc.	Delaware, United States
TPG Rise Climate Flash CI BL, LLC	Delaware, United States
TPG Rise Climate Flash BL, LLC	Delaware, United States
The Rise Fund II Flash BL, LLC	Delaware, United States
Yuma Acquisition Sub LLC	Delaware, United States
Yuma Subsidiary Inc.	Delaware, United States